Exhibit 99.1

7315 Wisconsin Avenue, Suite 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release

Pebblebrook Hotel Trust Reports 2017 Results and Provides 2018 Outlook

Bethesda, MD, February 22, 2018 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today reported results for the fourth quarter and year ended December 31, 2017. The Company’s results include the following:

	Fourth Quarter		Full Year
	2017	2016	2017	2016
	($ in millions except per share and RevPAR data)

Net income	$11.9	$18.4	$100.3	$74.0

Same-Property RevPAR(1)	$188.54	$188.78	$207.33	$212.01
Same-Property RevPAR growth rate	(0.1%)		(2.2%)

Same-Property Total RevPAR(1)	$281.14	$273.33	$299.03	$299.82
Same-Property Total RevPAR growth rate	2.9%		(0.3%)

Same-Property EBITDA(1)	$53.8	$53.6	$253.6	$265.9
Same-Property EBITDA growth rate	0.4%		(4.6%)
Same-Property EBITDA Margin(1)	30.7%	31.5%	33.7%	35.2%

Adjusted EBITDA(1)	$46.8	$57.7	$233.1	$273.2
Adjusted EBITDA growth rate	(18.8%)		(14.7%)

Adjusted FFO(1)	$33.8	$41.5	$180.4	$201.8
Adjusted FFO per diluted share(1)	$0.49	$0.57	$2.57	$2.78
Adjusted FFO per diluted share growth rate	(14.0%)		(7.6%)

(1) See tables later in this press release for a description of same-property information and reconciliations from net income (loss) to non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Adjusted EBITDA, Funds from Operations ("FFO"), FFO per share, Adjusted FFO and Adjusted FFO per share.

For the details as to which hotels are included in Same-Property Revenue Per Available Room (“RevPAR”), Same-Property Total Revenue Per Available Room (“Total RevPAR”), Average Daily Rate (“ADR”), Occupancy, Revenues, Expenses, EBITDA and EBITDA Margins appearing in the table above and elsewhere in this press release, refer to the Same-Property Inclusion Reference Table later in this press release.

“We are pleased with our 2017 performance and the continued operating improvements we made throughout the portfolio,” said Jon E. Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “We exceeded our outlook for Same-Property EBITDA, Adjusted EBITDA and Adjusted FFO per diluted share for the fourth quarter and the year. We also completed $80.8 million of capital reinvestments, including several major redevelopment projects which we expect will generate significant growth in 2018 and beyond. We were also successful in our strategic disposition plan, as we sold two additional properties for $213.0 million, which enabled us to reduce our leverage, improve our balance sheet and repurchase $93.4 million of common shares at a significant discount to our Net Asset Value. As we look ahead to 2018, we are incrementally more optimistic about the economy, which should result in increased travel and hotel demand. However, businesses remain cautious, and while we’ve seen some spotty evidence of progress, we’ve not yet experienced any material improvement in corporate travel trends. Leisure demand growth remains robust despite declines in international inbound travel, and we expect these trends to continue throughout 2018.”

2017 Highlights

▪
Net income: The Company’s net income was $100.3 million for the year ended December 31, 2017, rising $26.3 million as compared to 2016, primarily due to the impairment losses related to property dispositions in the prior year.

▪
Same-Property RevPAR and Same-Property Total RevPAR: Same-Property RevPAR for the year fell 2.2 percent versus 2016 to $207.33. Excluding San Francisco, Same-Property RevPAR declined 0.3 percent over the prior year. Same-Property ADR slipped 1.0 percent from the prior year to $245.73. Same-Property Occupancy decreased 1.3 percent to 84.4 percent. Same-Property Total RevPAR declined 0.3 percent from the same period of 2016, due to healthy improvements in Food & Beverage Revenue and Other Revenue.

▪
Same-Property EBITDA: The Company’s hotels generated $253.6 million of Same-Property EBITDA for the year ended December 31, 2017, declining 4.6 percent from 2016. Same-Property Revenues decreased 0.5 percent, while Same-Property Expenses increased 1.7 percent. Same-Property EBITDA Margin declined by 146 basis points to 33.7 percent for 2017, as compared to last year.

▪
Adjusted EBITDA: The Company’s Adjusted EBITDA for 2017 declined to $233.1 million, a loss of 14.7 percent versus $273.2 million in 2016. The declines were partially a result of the properties the Company sold during 2017 and the necessary closure of LaPlaya Beach Resort & Club (“LaPlaya”) for the majority of the fourth quarter of 2017 following Hurricane Irma.

▪	Adjusted FFO: The Company’s Adjusted FFO decreased 10.6 percent to $180.4 million, compared with $201.8 million for the prior year.

▪
Dividends: During 2017, the Company declared dividends of $1.52 per share on its common shares, $1.63 per share on its 6.50% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest and $1.59 per share on its 6.375% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest.

“Our hotels generated solid results despite the challenging operating environment, which included the disruption related to the expansion of the Moscone Convention Center in San Francisco, as well as several natural disasters and redevelopment projects,” said Mr. Bortz. “These headwinds that we endured in 2017 should serve as tailwinds for our portfolio in 2018 and 2019 as the San Francisco market is recovering as anticipated and our recently renovated hotels are recapturing market share and increasing their cash flows. In addition, our properties continue to generate healthy growth in non-room revenues, such as food and beverage, which we expect to continue throughout the year.”

Fourth Quarter Highlights

▪	Net income: The Company’s net income was $11.9 million in the fourth quarter of 2017, declining $6.5 million as compared to the same period of 2016.

▪
Same-Property RevPAR and Same-Property Total RevPAR: Same-Property RevPAR for the quarter fell slightly by 0.1 percent over 2016 to $188.54. Excluding San Francisco, Same-Property RevPAR rose 0.7 percent over the prior year. Same-Property ADR increased 0.7 percent from the prior year to $234.40. Same-Property Occupancy decreased 0.9 percent to 80.4 percent. Same-Property Total RevPAR grew 2.9 percent over the same period of 2016 to $281.14.

▪
Same-Property EBITDA: The Company’s hotels generated $53.8 million of Same-Property EBITDA for the quarter ended December 31, 2017, increasing 0.4 percent over the same period of 2016. Same-Property Revenues grew 2.9 percent, while Same-Property Expenses rose by 4.1 percent. Same-Property EBITDA Margin declined by 78 basis points to 30.7 percent for the fourth quarter of 2017, as compared to the same period last year.

▪
Adjusted EBITDA: The Company’s Adjusted EBITDA decreased to $46.8 million from $57.7 million in the prior year period, a decrease of $10.9 million, or 18.8 percent. The declines were primarily a result of the properties the Company sold during 2017 and the necessary closure of LaPlaya for the majority of the fourth quarter of 2017 following Hurricane Irma. LaPlaya has now fully reopened following its period of restoration and renovation.

▪	Adjusted FFO: The Company’s Adjusted FFO decreased 18.4 percent to $33.8 million from $41.5 million in the prior year period.

▪
Dividends: On December 15, 2017, the Company declared a regular quarterly cash dividend of $0.38 per share on its common shares, a regular quarterly cash dividend of $0.40625 per share on its 6.50% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest and a regular quarterly cash dividend of $0.39844 per share on its 6.375% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest.

“Many leading economic indicators remain positive or have been improving, the global economy is healthy and is gaining momentum, and business sentiment remains positive, all of which are encouraging trends for the hotel industry and our portfolio,” noted Mr. Bortz. “Still, we will maintain our modest outlook for industry demand growth until we see a substantive pickup in corporate demand. On the operating side, we continue to experience cost pressures, including labor and employee benefits. Our asset managers work constantly in partnership with our hotel teams to implement best practices in order to limit expense growth, increase efficiencies and improve profitability.”

Update on Impact from Hurricane Irma on LaPlaya Beach Resort & Club

The Company completed the major repair and remediation work at LaPlaya in late January 2018, and all guestrooms have been reopened. The Company expects to complete additional repair work later in 2018, which will negatively impact the resort’s performance and is included in our outlook. However, the Company anticipates this disruption will be covered under the Company’s current business interruption and property insurance programs, although to be conservative, and prior to any settlement, business interruption proceeds for 2018 are not included in our outlook.

Strategic Disposition Plan

During 2017, the Company continued the execution of its previously announced strategic disposition plan with the completion of two transactions, which brought the total amount of sales within the original targeted range of $500.0 million to $1.0 billion. In the second quarter of 2017, the Company completed the sales of the 252-room Dumont NYC for a price of $118.0 million and the 826-space parking garage at Revere Hotel Boston Common for a price of $95.0 million. The two sales, totaling $213.0 million, bring the Company’s total disposition proceeds to $676.8 million over the past two years.

In addition, in the fourth quarter of 2017, the Company received $2.0 million in cash for a forfeited hard-money security deposit in connection with a potential property sale with a third-party buyer. The Company will continue to evaluate opportunistic and selective sales within its portfolio.

Share Repurchase Program

In 2017, the Company completed a total of 3.2 million common share repurchases at an average price of $28.77 per share totaling $93.4 million. Under the $250.0 million common share repurchase program, the Company is authorized to repurchase an additional $156.6 million of common shares. The repurchase program may be suspended or discontinued at any time, and the Company is not obligated to acquire any particular amount of shares. There were no repurchases in the fourth quarter.

Capital Reinvestments

During 2017, the Company completed $80.8 million of capital investments throughout its portfolio. The Company’s capital improvements included $21.7 million at Revere Hotel Boston Common (part of a $22.5 million project), $12.5 million at Hotel Zoe San Francisco (which was included in a $17.0 million transformation of the former Tuscan Fisherman’s Wharf), $4.7 million at Hotel Palomar Los Angeles Beverly Hills (part of a $12.0 million redevelopment) and $11.1 million at LaPlaya Beach Resort & Club ($8.0 million of which is primarily attributed to the Gulf Tower renovation project).

In 2018, the Company intends to start or complete several renovation and repositioning projects including:

•
Mondrian Los Angeles (estimated at $11.0 million) which will undergo a renovation of the guestrooms and lobby as well as a renovation of the Skybar restaurant beginning in the fourth quarter of this year with an expected completion date in the first quarter of 2019;

•
Hotel Zelos San Francisco (estimated at $6.0 million), which is planning a guestroom renovation to complement recent improvements to the guestrooms as well as the transformative lobby, guestroom corridor and restaurant renovation completed in 2014;

•
Hotel Zephyr Fisherman’s Wharf, Zephyr Walk (estimated at $5.5 million), which is undergoing a redevelopment and re-leasing of most of the approximately 46,000 square feet of street level retail space that began in the fourth quarter of 2017 with an expected completion date in the second quarter of 2018; and

•
Revere Hotel Boston Common (estimated at $3.5 million), which involves the conversion of the property’s nightlife club into a newly completed restaurant called Rebel’s Guild that will fully transform the food and beverage offerings at the hotel.

Capital Markets and Balance Sheet

In 2017, Pebblebrook refinanced and extended the maturities of the Company’s $450.0 million senior unsecured revolving credit facility and four unsecured term loans comprising $675.0 million. The Company now has no debt maturities until 2020. Additionally, the Company paid off $44.1 million of maturing debt on the Sofitel Philadelphia and the $25.5 million mortgage secured by the Hotel Zelos San Francisco.

“We were pleased with the terrific results of our credit facility and term loan refinancing and debt maturity payoffs in 2017, which has allowed us to lower our overall leverage, increase our coverage ratios and extend our debt maturities,” noted Raymond D. Martz, Chief Financial Officer of Pebblebrook Hotel Trust. “The Company’s balance sheet continues to be in a strong position to provide any needed liquidity in order to take advantage of any opportunities that may arise over the next several years. We appreciate the continued support and longstanding positive relationships shown by our banking partners.”

As of December 31, 2017, the Company had $890.6 million in consolidated debt at an effective weighted-average interest rate of 3.3 percent. The Company had $675.0 million outstanding in the form of unsecured term loans and $45.0 million outstanding on its $450.0 million senior unsecured revolving credit facility. As of December 31, 2017, the Company had $32.5 million of consolidated cash, cash equivalents and restricted cash.

On December 31, 2017, as defined in the Company’s credit agreement, the Company’s fixed charge coverage ratio was 3.7 times and total net debt to trailing 12-month corporate EBITDA was 3.7 times.

2018 Outlook

The Company's outlook for 2018, which assumes no additional acquisitions or dispositions, reflects the Company’s various planned capital investment projects and includes other significant assumptions, including an estimated $3.5 million of business interruption proceeds related to the LaPlaya hurricane impact in 2017, is as follows:

	2018 Outlook
	Low	High
	($ and shares/units in millions, except per share and RevPAR data)

Net income	$79.7	$89.7

Adjusted EBITDA	$224.5	$234.5
Adjusted EBITDA growth rate	(3.7%)	0.6%

Adjusted FFO	$171.6	$181.6
Adjusted FFO per diluted share	$2.46	$2.61
Adjusted FFO per diluted share growth rate	(4.3%)	1.6%

This 2018 outlook is based, in part, on the following estimates and assumptions:

U.S. GDP growth rate	2.50%	2.75%
U.S. Hotel Industry RevPAR growth rate	1.0%	3.0%
Urban Markets RevPAR growth rate	(1.0%)	1.0%

Same-Property RevPAR	$207	$211
Same-Property RevPAR growth rate	(0.5%)	1.5%

Same-Property EBITDA	$244.5	$254.5
Same-Property EBITDA growth rate	(3.9%)	0.0%
Same-Property EBITDA Margin	32.6%	33.1%
Same-Property EBITDA Margin growth rate	(125 bps)	(75 bps)

Corporate cash general and administrative expenses	$21.0	$21.0
Corporate non-cash general and administrative expenses	$6.7	$6.7

Total capital investments related to renovations, capital maintenance and return on investment projects	$55.0	$65.0

Weighted-average fully diluted shares and units	69.7	69.7

“The hotel industry is entering 2018 with an improved economic outlook and more optimism than in 2017,” commented Mr. Bortz. “We expect the urban markets to continue to underperform the overall industry, primarily due to increased supply. Our portfolio, however, should outperform the urban markets by approximately 50 bps, as we benefit from the ramp up of several hotels following disruptive renovations in 2017 as well as an improving environment in San Francisco. We remain encouraged with the fundamentals in our markets as supply growth appears to be peaking later this year and demand growth remains solid despite only modest growth in the corporate segment. The improved sentiment in the business community may serve as a positive catalyst for hotel demand later in 2018.”

The Company’s outlook for the first quarter of 2018 is as follows:

	First Quarter 2018 Outlook
	Low	High
	($ and shares/units in millions, except per share and RevPAR data)

Net income	$14.5	$17.5

Same-Property RevPAR	$189	$193
Same-Property RevPAR growth rate	(3.5%)	(1.5%)

Same-Property EBITDA	$48.5	$51.5
Same-Property EBITDA growth rate	(11.0%)	(5.5%)
Same-Property EBITDA Margin	28.7%	29.2%
Same-Property EBITDA Margin growth rate	(200 bps)	(150 bps)

Adjusted EBITDA	$47.1	$50.1
Adjusted EBITDA growth rate	(3.9%)	2.2%

Adjusted FFO	$35.4	$38.4
Adjusted FFO per diluted share	$0.51	$0.55
Adjusted FFO per diluted share growth rate	(5.6%)	1.9%

Weighted-average fully diluted shares and units	69.7	69.7

The Company’s estimates and assumptions, including the Company’s outlook for 2018 and the first quarter 2018 for Same-Property RevPAR, Same-Property RevPAR growth rate, Same-Property EBITDA, Same-Property EBITDA growth rate, Same-Property EBITDA Margin and Same-Property EBITDA Margin growth rate include the hotels owned as of December 31, 2017, as if they had been owned by the Company for all of 2017 and 2018, except for LaPlaya, which is not included in the third or fourth quarters. The Company’s 2018 outlook assumes no additional acquisitions or dispositions beyond the hotels the Company owned as of December 31, 2017.

If any of the foregoing estimates and assumptions prove to be inaccurate, actual results, including the outlook, may vary, and could vary significantly, from the amounts shown above.

Fourth Quarter 2017 Earnings Call

The Company will conduct its quarterly analyst and investor conference call on Friday, February 23, 2018 at 10:00 AM ET. To participate in the conference call, please dial (877) 705-6003 approximately ten minutes before the call begins. Additionally, a live webcast of the conference call will be available through the Company’s website. To access the webcast, log on to www.pebblebrookhotels.com ten minutes prior to the conference call. A replay of the conference call webcast will be archived and available online through the Investor Relations section of www.pebblebrookhotels.com.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 28 hotels, with a total of 6,972 guest rooms. The Company owns hotels located in 9 states and the District of Columbia, including: Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); San Diego, California; San Francisco, California; Washington, DC; Coral Gables, Florida; Naples, Florida; Buckhead, Georgia; Boston, Massachusetts; Minneapolis, Minnesota; Portland, Oregon; Philadelphia, Pennsylvania; Nashville, Tennessee; Columbia River Gorge, Washington; and Seattle, Washington. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include the following: projections and forecasts of U.S. GDP growth, U.S. hotel industry RevPAR growth, the Company’s net income, FFO, EBITDA, Adjusted FFO, Adjusted EBITDA, RevPAR, EBITDA Margin and EBITDA Margin growth, and the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of the Company’s future economic performance and its share of future markets; forecasts of hotel industry performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of February 22, 2018. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

###

Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Consolidated Balance Sheets
($ in thousands, except for per share data)

	December 31, 2017	December 31, 2016

ASSETS
Assets:
Investment in hotel properties, net	$2,456,450	$2,672,654
Ground lease asset, net	29,037	29,627
Cash and cash equivalents	25,410	33,410
Restricted cash	7,123	7,419
Hotel receivables (net of allowance for doubtful accounts of $245 and $494, respectively)	29,206	27,687
Prepaid expenses and other assets	43,642	38,462
Total assets	$2,590,868	$2,809,259

LIABILITIES AND EQUITY

Liabilities:
Senior unsecured revolving credit facilities	$45,000	$82,000
Term loans, net of unamortized deferred financing costs	670,406	671,793
Senior unsecured notes, net of unamortized deferred financing costs	99,374	99,460
Mortgage debt, net of unamortized loan premiums and deferred financing costs	70,457	142,998
Accounts payable and accrued expenses	148,821	149,283
Advance deposits	19,388	19,110
Accrued interest	2,073	2,284
Distribution payable	31,823	33,215
Total liabilities	1,087,342	1,200,143
Commitments and contingencies

Equity:
Preferred shares of beneficial interest, $0.01 par value (liquidation preference $250,000 at December 31, 2017 and at December 31, 2016), 100,000,000 shares authorized; 10,000,000 shares issued and outstanding at December 31, 2017 and December 31, 2016	100	100
Common shares of beneficial interest, $0.01 par value, 500,000,000 shares authorized; 68,812,575 issued and outstanding at December 31, 2017 and 71,922,904 issued and outstanding at December 31, 2016	688	719
Additional paid-in capital	1,685,437	1,776,404
Accumulated other comprehensive income (loss)	3,689	(2,312)
Distributions in excess of retained earnings	(191,013)	(169,227)
Total shareholders' equity	1,498,901	1,605,684
Non-controlling interests	4,625	3,432
Total equity	1,503,526	1,609,116
Total liabilities and equity	$2,590,868	$2,809,259

Pebblebrook Hotel Trust
Consolidated Statements of Operations
($ in thousands, except for per share data)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(unaudited)
Revenues:
Room	$119,426	$136,320	$532,288	$568,867
Food and beverage	47,879	48,924	182,737	191,857
Other operating	12,324	13,697	54,292	55,697
Total revenues	$179,629	$198,941	$769,317	$816,421

Expenses:
Hotel operating expenses:
Room	$31,992	$36,452	$134,068	$137,312
Food and beverage	31,810	31,471	123,213	126,957
Other direct and indirect	51,739	54,860	210,692	219,655
Total hotel operating expenses	115,541	122,783	467,973	483,924
Depreciation and amortization	24,834	26,112	102,290	102,439
Real estate taxes, personal property taxes, property insurance, and ground rent	11,405	13,235	48,500	50,488
General and administrative	7,003	8,169	24,048	28,105
Impairment and other losses	1,763	—	6,003	12,148
Total operating expenses	160,546	170,299	648,814	677,104
Operating income (loss)	19,083	28,642	120,503	139,317
Interest income	—	123	97	1,995
Interest expense	(9,284)	(11,125)	(37,299)	(43,615)
Other	2,133	607	2,265	283
Gain on sale of hotel properties	—	364	14,877	40,690
Equity in earnings (loss) of joint venture	—	(341)	—	(64,842)
Income (loss) before income taxes	11,932	18,270	100,443	73,828
Income tax (expense) benefit	—	152	(181)	134
Net income (loss)	11,932	18,422	100,262	73,962
Net income (loss) attributable to non-controlling interests	33	64	374	258
Net income (loss) attributable to the Company	11,899	18,358	99,888	73,704
Distributions to preferred shareholders	(4,024)	(4,024)	(16,094)	(19,662)
Issuance costs of redeemed preferred shares	—	—	—	(7,090)
Net income (loss) attributable to common shareholders	$7,875	$14,334	$83,794	$46,952

Net income (loss) per share available to common shareholders, basic	$0.11	$0.20	$1.20	$0.65
Net income (loss) per share available to common shareholders, diluted	$0.11	$0.20	$1.19	$0.64
Weighted-average number of common shares, basic	68,812,575	71,922,904	69,591,973	71,901,499
Weighted-average number of common shares, diluted	69,262,074	72,378,524	69,984,837	72,373,242

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) to FFO and Adjusted FFO
($ in thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016

Net income (loss)	$11,932	$18,422	$100,262	$73,962
Adjustments:
Depreciation and amortization	24,780	26,054	102,064	102,206
Depreciation and amortization from joint venture	—	439	—	7,139
Gain on sale of hotel properties	—	(364)	(14,877)	(40,690)
Impairment loss	—	—	3,849	12,148
Impairment loss from joint venture	—	—	—	62,622
FFO	$36,712	$44,551	$191,298	$217,387
Distribution to preferred shareholders	(4,024)	(4,024)	(16,094)	(19,662)
Issuance costs of redeemed preferred shares	—	—	—	(7,090)
FFO available to common share and unit holders	$32,688	$40,527	$175,204	$190,635
Hotel acquisition and disposition costs	—	194	71	194
Non-cash ground rent	612	743	2,813	2,762
Management/franchise contract transition costs	297	180	382	259
Interest expense adjustment for acquired liabilities	245	84	632	(312)
Capital lease adjustment	141	135	555	531
Non-cash amortization of acquired intangibles	201	204	898	930
Issuance costs of redeemed preferred shares	—	—	—	7,090
Estimated hurricane related repairs and cleanup costs	1,763	—	2,154	—
Other	(2,133)	(607)	(2,265)	(283)
Adjusted FFO available to common share and unit holders	$33,814	$41,460	$180,444	$201,806

FFO per common share - basic	$0.47	$0.56	$2.51	$2.64
FFO per common share - diluted	$0.47	$0.56	$2.50	$2.63
Adjusted FFO per common share - basic	$0.49	$0.57	$2.58	$2.80
Adjusted FFO per common share - diluted	$0.49	$0.57	$2.57	$2.78

Weighted-average number of basic common shares and units	69,048,926	72,159,255	69,828,324	72,137,850
Weighted-average number of fully diluted common shares and units	69,498,425	72,614,875	70,221,188	72,609,593

To supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission ("SEC") rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Funds from Operations (“FFO”) - FFO represents net income (computed in accordance with GAAP), excluding gains or losses from sales of properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the Company's operating performance without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

The Company also evaluates its performance by reviewing Adjusted FFO because it believes that adjusting FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts FFO for the following items, which may occur in any period, and refers to this measure as Adjusted FFO:

- Hotel acquisition and disposition costs: The Company excludes acquisition and disposition transaction costs expensed during the period because it believes that including these costs in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Management/franchise contract transition costs: The Company excludes one-time management and/or franchise contract transition costs expensed during the period because it believes that including these costs in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Interest expense adjustment for acquired liabilities: The Company excludes interest expense adjustment for acquired liabilities assumed in connection with acquisitions, because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Capital lease adjustment: The Company excludes the effect of non-cash interest expense from capital leases because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Non-cash amortization of acquired intangibles: The Company excludes the non-cash amortization of acquired intangibles, which includes but is not limited to the amortization of favorable and unfavorable leases and above/below market real estate tax reduction agreements because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Issuance costs of redeemed preferred shares: The Company excludes issuance costs of redeemed preferred shares during the period because it believes that including these adjustments in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Estimated hurricane related repairs and cleanup costs: The Company excludes estimated hurricane related repairs and cleanup costs during the period because it believes that including these adjustments in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Other: The Company excludes both the ineffective portion of the change in fair value of the hedging instruments during the period because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company and its hotels and the forfeited deposits on asset transactions because it believes that including these adjustments in FFO does not reflect the underlying performance of the Company and its hotels.

The Company’s presentation of FFO in accordance with the NAREIT White Paper, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
($ in thousands)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016

Net income (loss)	$11,932	$18,422	$100,262	$73,962
Adjustments:
Interest expense	9,284	11,125	37,299	43,615
Interest expense from joint venture	—	1,359	—	8,218
Income tax expense (benefit)	—	(152)	181	(134)
Depreciation and amortization	24,834	26,112	102,290	102,439
Depreciation and amortization from joint venture	—	439	—	7,139
EBITDA	$46,050	$57,305	$240,032	$235,239
Hotel acquisition and disposition costs	—	194	71	194
Non-cash ground rent	612	743	2,813	2,762
Management/franchise contract transition costs	297	180	382	259
Non-cash amortization of acquired intangibles	201	204	898	930
Gain on sale of hotel properties	—	(364)	(14,877)	(40,690)
Impairment loss	—	—	3,849	12,148
Impairment loss from joint venture	—	—	—	62,622
Estimated hurricane related repairs and cleanup costs	1,763	—	2,154	—
Other	(2,133)	(607)	(2,265)	(283)
Adjusted EBITDA	$46,790	$57,655	$233,057	$273,181

To supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission ("SEC") rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Earnings before Interest, Taxes, and Depreciation and Amortization ("EBITDA") - The Company believes that EBITDA provides investors a useful financial measure to evaluate its operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).

The Company also evaluates its performance by reviewing Adjusted EBITDA because it believes that adjusting EBITDA to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts EBITDA for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDA:

- Hotel acquisition and disposition costs: The Company excludes acquisition and disposition transaction costs expensed during the period because it believes that including these costs in EBITDA does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Management/franchise contract transition costs: The Company excludes one-time management and/or franchise contract transition costs expensed during the period because it believes that including these costs in EBITDA does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash amortization of acquired intangibles: The Company excludes the non-cash amortization of acquired intangibles, which includes but is not limited to the amortization of favorable and unfavorable leases and above/below market real estate tax reduction agreements because it believes that including these non-cash adjustments in EBITDA does not reflect the underlying financial performance of the Company and its hotels.
- Gain on sale of hotel properties: The Company excludes gain on sale of hotel properties because it believes that including this adjustment in EBITDA does not reflect the underlying financial performance of the Company and its hotels.
- Impairment loss and Impairment loss from joint venture: The Company excludes impairment loss and impairment loss from joint venture because it believes that including this adjustment in EBITDA does not reflect the underlying financial performance of the Company and its hotels.
- Estimated hurricane related repairs and cleanup costs: The Company excludes estimated hurricane related repairs and cleanup costs during the period because it believes that including these adjustments in EBITDA does not reflect the underlying financial performance of the Company and its hotels.
- Other: The Company excludes both the ineffective portion of the change in fair value of the hedging instruments during the period because it believes that including these non-cash adjustments in EBITDA does not reflect the underlying financial performance of the Company and its hotels and the forfeited deposits on asset transactions because it believes that including these adjustments in FFO does not reflect the underlying performance of the Company and its hotels.

The Company’s presentation of EBITDA, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Pebblebrook Hotel Trust
Reconciliation of Outlook of Net Income (Loss) to FFO and Adjusted FFO
($ in millions, except per share data)
(Unaudited)

	Three months ending March 31, 2018		Year ending December 31, 2018
	Low	High	Low	High

Net income (loss)	$15	$18	$80	$90
Adjustments:
Depreciation and amortization	26	26	105	105
FFO	$41	$44	$185	$195
Distribution to preferred shareholders	(4)	(4)	(16)	(16)
FFO available to common share and unit holders	$37	$40	$169	$179
Non-cash ground rent	1	1	2	2
Gain on insurance settlements	(6)	(6)	(6)	(6)
Business interruption proceeds	4	4	4	4
Other	—	—	3	3
Adjusted FFO available to common share and unit holders	$35	$38	$172	$182

FFO per common share - diluted	$0.53	$0.57	$2.43	$2.57
Adjusted FFO per common share - diluted	$0.51	$0.55	$2.46	$2.61

Weighted-average number of fully diluted common shares and units	69.7	69.7	69.7	69.7

To supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission ("SEC") rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Funds from Operations (“FFO”) - FFO represents net income (computed in accordance with GAAP), excluding gains or losses from sales of properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the Company's operating performance without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

The Company also evaluates its performance by reviewing Adjusted FFO because it believes that adjusting FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts FFO for the following items, which may occur in any period, and refers to this measure as Adjusted FFO:

- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Gain on insurance settlements: The Company excludes the gain on insurance settlements because the Company believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Business interruption proceeds: The Company includes business interruption proceeds because the Company believes that including these proceeds reflects the underlying financial performance of the Company and its hotels.
- Other: The Company excludes other expenses, which include hotel acquisition and disposition costs, management/franchise contract transition costs, interest expense adjustment for acquired liabilities, capital lease adjustment, non-cash amortization of acquired intangibles and estimated hurricane related repairs and cleanup costs, in addition to the ineffective portion of the change in fair value of the hedging instruments during the period, because the Company believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company and its hotels.

The Company’s presentation of FFO in accordance with the NAREIT White Paper, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Any differences are a result of rounding.

Pebblebrook Hotel Trust
Reconciliation of Outlook of Net Income (Loss) to EBITDA and Adjusted EBITDA
($ in millions)
(Unaudited)

	Three months ending March 31, 2018		Year ending December 31, 2018
	Low	High	Low	High

Net income (loss)	$15	$18	$80	$90
Adjustments:
Interest expense and income tax expense	8	8	38	38
Depreciation and amortization	26	26	105	105
EBITDA	$49	$52	$223	$233
Non-cash ground rent	1	1	2	2
Gain on insurance settlements	(6)	(6)	(6)	(6)
Business interruption proceeds	4	4	4	4
Other	(1)	(1)	2	2
Adjusted EBITDA	$47	$50	$225	$235

To supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission ("SEC") rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Earnings before Interest, Taxes, and Depreciation and Amortization ("EBITDA") - The Company believes that EBITDA provides investors a useful financial measure to evaluate its operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).

The Company also evaluates its performance by reviewing Adjusted EBITDA because it believes that adjusting EBITDA to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts EBITDA for the following items, which may occur in any period, and refers to this measure as Adjusted EBITDA:

- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Gain on insurance settlements: The Company excludes the gain on insurance settlements because the Company believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Business interruption proceeds: The Company includes business interruption proceeds because the Company believes that including these proceeds reflects the underlying financial performance of the Company and its hotels.
- Other: The Company excludes other expenses, which include hotel acquisition and disposition costs, management/franchise contract transition costs, non-cash amortization of acquired intangibles and estimated hurricane related repairs and cleanup costs, in addition to the ineffective portion of the change in fair value of the hedging instruments during the period, because the Company believes that including these non-cash adjustments in EBITDA does not reflect the underlying financial performance of the Company and its hotels.

The Company’s presentation of EBITDA, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Any differences are a result of rounding.

Pebblebrook Hotel Trust
Same-Property Statistical Data
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016

Same-Property Occupancy	80.4%	81.1%	84.4%	85.5%
Increase/(Decrease)	(0.9%)		(1.3%)
Same-Property ADR	$234.40	$232.69	$245.73	$248.10
Increase/(Decrease)	0.7%		(1.0%)
Same-Property RevPAR	$188.54	$188.78	$207.33	$212.01
Increase/(Decrease)	(0.1%)		(2.2%)

Notes:

This schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned as of December 31, 2017, except for LaPlaya Beach Resort & Club in both 2017 and 2016 because it was closed during a majority of the fourth quarter of 2017 due to the impact from Hurricane Irma. This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned as of December 31, 2017, excludes Hotel Zeppelin San Francisco for Q1 in both 2017 and 2016 because it was closed during most of the first quarter of 2016 for renovation, excludes Dumont NYC for Q2, Q3 and Q4 in both 2017 and 2016 because the Company sold this property during the second quarter of 2017 and excludes LaPlaya Beach Resort & Club for Q3 and Q4 in both 2017 and 2016 because it was closed during a portion of the third and fourth quarters of 2017 due to the impact from Hurricane Irma.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Same Property Statistical Data - by Market
(Unaudited)

	Three months ended December 31,	Year ended December 31,
	2017	2017
RevPAR Variance:
Seattle	4.4%	4.9%
Other	5.2%	1.6%
Portland	4.6%	1.0%
San Diego	(7.5%)	0.6%
Boston	3.0%	0.5%
Los Angeles	(3.4%)	(4.7%)
San Francisco	(2.3%)	(7.5%)

East Coast	3.8%	0.0%
West Coast	(2.0%)	(3.6%)

Notes:

This schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned as of December 31, 2017, except for LaPlaya Beach Resort & Club in both 2017 and 2016 because it was closed during a majority of the fourth quarter of 2017 due to the impact from Hurricane Irma. This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned as of December 31, 2017, excludes Hotel Zeppelin San Francisco for Q1 in both 2017 and 2016 because it was closed during most of the first quarter of 2016 for renovation, excludes Dumont NYC for Q2, Q3 and Q4 in both 2017 and 2016 because the Company sold this property during the second quarter of 2017 and excludes LaPlaya Beach Resort & Club for Q3 and Q4 in both 2017 and 2016 because it was closed during a portion of the third and fourth quarters of 2017 due to the impact from Hurricane Irma.

This schedule of hotel results for the three months ended December 31 includes the following markets in "Other:" Atlanta (Buckhead), GA; Coral Gables, FL; Minneapolis, MN; Naples, FL; Nashville, TN; Philadelphia, PA and Washington, DC. This schedule of hotel results for the year ended December 31 includes all previous markets in "Other," in addition to New York, NY.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Schedule of Same-Property Results
($ in thousands)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016

Same-Property Revenues:
Room	$117,652	$117,722	$521,091	$534,190
Food and beverage	46,168	43,031	179,714	175,403
Other	11,621	9,689	50,751	45,856
Total hotel revenues	175,441	170,442	751,556	755,449

Same-Property Expenses:
Room	$31,479	$30,876	$130,532	$128,904
Food and beverage	30,134	27,851	120,177	115,636
Other direct	2,161	2,248	10,777	11,260
General and administrative	14,007	13,420	57,457	57,136
Information and telecommunication systems	2,586	2,390	10,625	9,960
Sales and marketing	14,471	13,796	59,514	58,109
Management fees	5,855	5,763	22,919	22,860
Property operations and maintenance	5,279	5,077	21,538	21,251
Energy and utilities	3,941	3,997	16,534	16,773
Property taxes	6,591	7,233	28,317	29,847
Other fixed expenses	5,120	4,185	19,611	17,831
Total hotel expenses	121,624	116,836	498,001	489,567

Same-Property EBITDA	$53,817	$53,606	$253,555	$265,882

Same-Property EBITDA Margin	30.7%	31.5%	33.7%	35.2%

Same-Property EBITDA Per Room			$36,792	$38,609

Notes:

This schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned as of December 31, 2017, except for LaPlaya Beach Resort & Club in both 2017 and 2016 because it was closed during a majority of the fourth quarter of 2017 due to the impact from Hurricane Irma. This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned as of December 31, 2017, excludes Hotel Zeppelin San Francisco for Q1 in both 2017 and 2016 because it was closed during most of the first quarter of 2016 for renovation, excludes both Dumont NYC and the Parking Garage at Revere Hotel Boston Common for Q2, Q3 and Q4 in both 2017 and 2016 because the Company sold these properties during the second quarter of 2017 and excludes LaPlaya Beach Resort & Club for Q3 and Q4 in both 2017 and 2016 because it was closed during a portion of the third and fourth quarters of 2017 due to the impact from Hurricane Irma.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Same-Property Inclusion Reference Table

Hotels	Q1	Q2	Q3	Q4

Sir Francis Drake	X	X	X	X
InterContinental Buckhead Atlanta	X	X	X	X
Hotel Monaco Washington DC	X	X	X	X
The Grand Hotel Minneapolis	X	X	X	X
Skamania Lodge	X	X	X	X
Le Méridien Delfina Santa Monica	X	X	X	X
Sofitel Philadelphia	X	X	X	X
Argonaut Hotel	X	X	X	X
The Westin San Diego Gaslamp Quarter	X	X	X	X
Hotel Monaco Seattle	X	X	X	X
Mondrian Los Angeles	X	X	X	X
W Boston	X	X	X	X
Hotel Zetta San Francisco	X	X	X	X
Hotel Vintage Seattle	X	X	X	X
Hotel Vintage Portland	X	X	X	X
W Los Angeles - West Beverly Hills	X	X	X	X
Hotel Zelos San Francisco	X	X	X	X
Embassy Suites San Diego Bay - Downtown	X	X	X	X
Hotel Modera	X	X	X	X
Hotel Zephyr Fisherman's Wharf	X	X	X	X
Hotel Zeppelin San Francisco		X	X	X
The Nines, a Luxury Collection Hotel, Portland	X	X	X	X
Hotel Colonnade Coral Gables, a Tribute Portfolio Hotel	X	X	X	X
Hotel Palomar Los Angeles Beverly Hills	X	X	X	X
Union Station Hotel Nashville, Autograph Collection	X	X	X	X
Revere Hotel Boston Common	X	X	X	X
Parking Garage at Revere Hotel Boston Common	X
LaPlaya Beach Resort & Club	X	X
Hotel Zoe San Francisco	X	X	X	X
Dumont NYC	X

Notes:

A property marked with an "X" in a specific quarter denotes that the same-property operating results of that property are included in the Same-Property Statistical Data and in the Schedule of Same-Property Results.

The Company’s fourth quarter Same-Property RevPAR, RevPAR Growth, ADR, Occupancy, Revenues, Expenses, EBITDA and EBITDA Margin include all of the hotels the Company owned as of December 31, 2017, except for LaPlaya Beach Resort & Club in both 2017 and 2016 because it was closed during a majority of the fourth quarter of 2017 due to the impact from Hurricane Irma. Operating statistics and financial results may include periods prior to the Company’s ownership of the hotels.

The Company's December 31 year-to-date Same-Property RevPAR, RevPAR Growth, ADR, Occupancy, Revenues, Expenses, EBITDA and EBITDA Margin include all of the hotels the Company owned as of December 31, 2017, except for Hotel Zeppelin San Francisco for Q1 and LaPlaya Beach Resort & Club in Q3 and Q4, and includes both Dumont NYC and the Parking Garage at Revere Hotel Boston Common for Q1 only. Operating statistics and financial results may include periods prior to the Company's ownership of the hotels.

The Company's estimates and assumptions for Same Property RevPAR, RevPAR Growth, ADR, Occupancy, Revenues, Expenses, EBITDA and EBITDA Margin for the Company's 2018 outlook include all of the hotels the Company owned as of December 31, 2017, except for LaPlaya Beach Resort & Club for Q3 and Q4 in both 2018 and 2017 because it was closed during a portion of the third and fourth quarters of 2017 due to the impact from Hurricane Irma. The operating statistics and financial results in this press release may include periods prior to the Company's ownership of the hotels.

Pebblebrook Hotel Trust
Historical Operating Data
($ in millions except Occupancy, ADR and RevPAR data)
(Unaudited)

Historical Operating Data:

	First Quarter 2016	Second Quarter 2016	Third Quarter 2016	Fourth Quarter 2016	Full Year 2016

Occupancy	83%	88%	89%	81%	85%
ADR	$240	$255	$264	$235	$249
RevPAR	$199	$224	$234	$190	$212

Hotel Revenues	$181.5	$200.5	$204.2	$180.7	$766.9
Hotel EBITDA	$58.4	$74.5	$78.8	$57.8	$269.5
Hotel EBITDA Margin	32.2%	37.2%	38.6%	32.0%	35.1%

	First Quarter 2017	Second Quarter 2017	Third Quarter 2017	Fourth Quarter 2017	Full Year 2017

Occupancy	81%	87%	88%	79%	84%
ADR	$243	$251	$256	$236	$247
RevPAR	$196	$218	$226	$186	$206

Hotel Revenues	$177.6	$200.1	$201.9	$179.7	$759.2
Hotel EBITDA	$54.5	$71.6	$74.6	$53.6	$254.2
Hotel EBITDA Margin	30.7%	35.8%	36.9%	29.8%	33.5%

Notes:

These historical hotel operating results include information for all of the hotels the Company owned as of December 31, 2017. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Historical Hotel Same-Property Hotel EBITDA by Property
($ in millions)
(Unaudited)

	Hotel EBITDA
Hotel	2017	2016	2015	2014	2013	2012	2011	2010

Sir Francis Drake	$15.8	$17.3	$16.4	$15.0	$10.1	$8.4	$5.0	$3.4
InterContinental Buckhead Atlanta	14.7	15.5	14.5	14.3	13.4	11.6	9.6	8.3
Hotel Monaco Washington DC	9.9	8.1	8.1	7.9	7.9	7.6	6.9	5.5
The Grand Hotel Minneapolis	3.3	4.1	4.1	3.8	3.4	3.4	2.4	1.5
Skamania Lodge	9.0	8.1	7.7	6.8	6.0	5.2	4.8	4.4
Le Méridien Delfina Santa Monica	13.4	13.8	11.7	9.9	8.0	6.9	6.8	5.3
Sofitel Philadelphia	8.6	9.2	8.6	7.4	6.5	6.7	6.0	4.3
Argonaut Hotel	11.7	13.0	13.0	11.8	10.2	8.5	6.5	5.2
The Westin Gaslamp Quarter San Diego	16.0	16.9	14.6	12.7	11.2	9.7	8.2	8.4
Hotel Monaco Seattle	6.1	6.1	6.7	6.2	5.2	3.4	2.9	2.2
Mondrian Los Angeles	11.8	12.6	12.2	11.0	8.2	7.4	8.9	7.9
W Boston	9.2	9.3	9.6	8.1	6.2	5.8	4.4	3.8
Hotel Zetta	5.5	5.6	6.2	5.4	2.8	N/A	N/A	N/A
Hotel Vintage Seattle	3.5	3.4	3.5	2.6	2.7	2.4	2.2	1.8
Hotel Vintage Portland	4.1	4.2	3.1	3.4	2.7	1.8	1.9	1.3
W Los Angeles - West Beverly Hills	11.5	12.3	9.5	8.9	8.7	8.0	6.9	5.6
Hotel Zelos San Francisco	7.2	5.9	7.3	6.2	4.6	3.8	3.0	1.3
Embassy Suites San Diego Bay - Downtown	11.1	11.3	11.3	9.5	8.9	8.8	8.2	7.6
Hotel Modera	5.4	6.7	6.5	5.6	4.5	3.9	3.3	2.7
Hotel Zephyr Fisherman's Wharf	13.1	16.2	12.6	12.1	12.1	11.2	8.7	7.3
Hotel Zeppelin San Francisco	6.3	3.3	4.0	4.0	3.4	2.7	2.3	N/A
The Nines, a Luxury Collection Hotel, Portland	15.8	15.6	15.2	12.8	10.8	8.9	8.0	6.2
Hotel Colonnade Coral Gables, a Tribute Portfolio Hotel	4.0	3.9	3.6	3.4	3.1	1.8	2.1	1.9
Hotel Palomar Los Angeles Beverly Hills	4.0	6.2	4.2	4.5	3.8	3.9	2.9	2.3
Union Station Nashville Hotel, Autograph Collection	6.7	4.7	5.4	4.2	4.0	2.9	2.1	1.8
Revere Hotel Boston Common	12.6	16.7	17.9	16.5	13.7	8.4	8.9	6.1
LaPlaya Beach Resort & Club	11.8	16.2	15.7	12.4	10.7	8.7	7.6	5.7
Hotel Zoe San Francisco	3.6	7.8	8.2	7.9	6.6	5.2	N/A	N/A
Total Hotel EBITDA	$255.7	$274.0	$261.4	$234.3	$199.4	$167.0	$140.5	$111.8

Notes:
These historical Same-Property Hotel EBITDA results include information for all of the hotels the Company owned or had an ownership interest in as of December 31, 2017, except for Hotel Zetta for years ended 2010, 2011 and 2012; Hotel Zeppelin San Francisco for the year ended 2010; and Hotel Zoe San Francisco for years ended 2010 and 2011. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses.

The Parking Garage at Revere Hotel Boston Common was sold on June 26, 2017 for $95.0 million, accounting for approximately $2.8 million of the year-over-year loss in Same-Property Hotel EBITDA for the year ended 2017.

The information above has not been audited and is presented only for comparison purposes.